ACM Managed Dollar Income Fund

September-06

Item 77E

Legal Proceedings

As has been previously reported, the staff of the U.S. Securities and Exchange

Commission (“SEC”) and the Office of the New York Attorney General

(“NYAG”) have been investigating practices in the mutual fund industry identi-

fied as “market timing” and “late trading” of mutual fund shares. Certain other regulatory authorities have also been conducting investigations into these practices within the industry and have requested that the Adviser provide information to them. The Adviser has been cooperating and will continue to cooperate with all of these authorities. The shares of the Fund are not redeemable by the Fund,

but are traded on an exchange at prices established by the market. Accordingly,

the Fund and its shareholders are not subject to the market timing and late trading practices that are the subject of the investigations mentioned above or the lawsuits described below. Please see below for a description of the agreements reached by the Adviser and the SEC and NYAG in connection with the investigations mentioned above.

Numerous lawsuits have been filed against the Adviser and certain other defendants in which plaintiffs make claims purportedly based on or related to the same practices that are the subject of the SEC and NYAG investigations referred to above. Some of these lawsuits name the Fund as a party. The lawsuits are now pending in the United States District Court for the District of Maryland pursuant to a ruling by the Judicial Panel on Multidistrict Litigation transferring and centralizing all of the mutual funds involving market and late trading in the

District of Maryland (the “Mutual Fund MDL”). Management of the Adviser

believes that these private lawsuits are not likely to have a material adverse effect on the results of operations or financial condition of the Fund.

On December 18, 2003, the Adviser confirmed that it had reached terms with the SEC and the NYAG for the resolution of regulatory claims relating to the practice of “market timing” mutual fund shares in some of the AllianceBernstein

Mutual Funds. The agreement with the SEC is reflected in an Order of the

Commission (“SEC Order”). The agreement with the NYAG is memorialized in an Assurance of Discontinuation dated September 1, 2004 (“NYAG Order”).

Among the key provisions of these agreements are the following:

(i) The Adviser agreed to establish a $250 million fund (the “Reimbursement

Fund”) to compensate mutual fund shareholders for the adverse effects of market timing attributable to market timing relationships described in the

SEC Order. According to the SEC Order, the Reimbursement Fund is to be

paid, in order of priority, to fund investors based on (i) their aliquot share of losses suffered by the fund due to market timing, and (ii) a proportionate share of advisory fees paid by such fund during the period of such market timing;

(ii) The Adviser agreed to reduce the advisory fees it receives from some of the

AllianceBernstein long-term, open-end retail funds, commencing January

1, 2004, for a period of at least five years; and

(iii) The Adviser agreed to implement changes to its governance and compliance procedures. Additionally, the SEC Order contemplates that the

Adviser’s registered investment company clients, including the Fund, will introduce governance and compliance changes.

The shares of the Fund are not redeemable by the Fund, but are traded on an exchange at prices established by the market. Accordingly, the Fund and its shareholders are not subject to the market timing practices described in the SEC

Order and are not expected to participate in the Reimbursement Fund. Since the

Fund is a closed-end fund, it will not have its advisory fee reduced pursuant to the terms of the agreements mentioned above.

On February 10, 2004, the Adviser received (i) a subpoena duces tecum from the Office of the Attorney General of the State of West Virginia and (ii) a request for information from West Virginia’s Office of the State Auditor, Securities

Commission (the “West Virginia Securities Commissioner”) (together, the

“Information Requests”). Both Information Requests require the Adviser to produce documents concerning, among other things, any market timing or late trading in the Adviser’s sponsored mutual funds. The Adviser responded to the

Information Requests and has been cooperating fully with the investigation.

On April 11, 2005, a complaint entitled The Attorney General of the State of West

Virginia v. AIM Advisors, Inc., et al. (“WVAG Complaint”) was filed against the

Adviser, Alliance Capital Management Holding L.P. (“Alliance Holding”), and

various other defendants not affiliated with the Adviser. The WVAG Complaint was filed in the Circuit Court of Marshall County, West Virginia by the Attorney

General of the State of West Virginia. The WVAG Complaint makes factual

Allegations generally similar to those in certain of the complaints related to the

Lawsuits discussed above. On October 19, 2005, the WVAG Complaint was transferred to the Mutual Fund MDL.

On August 30, 2005, the West VirginiaSecurities Commissioner signed a Summary Order to Cease and Desist, and

Notice of Right to Hearing addressed to the Adviser and Alliance Holding. The

Summary Order claims that the Adviser and Alliance Holding violated the West

Virginia Uniform Securities Act, and makes factual allegations generally similar to those in the SEC Order and the NYAG Order.  On January 26, 2006, the Adviser,

Alliance Holding, and various unaffiliated defendants filed a Petition for Writ of Prohibition and Order Suspending Proceedings in West Virginia state court seeking to vacate the Summary

Order and for other relief. The court denied the writ and in September 2006 the Supreme Court of Appeals declined the defendants’ petition for appeal. On September 22, 2006, Alliance and Alliance Holding filed an answer and motion to dismiss the Summary Order with the Securities Commissioner.

On June 22, 2004, a purported class action complaint entitled Aucoin, et al. v.

Alliance Capital Management L.P., et al. (“Aucoin Complaint”) was filed against the Adviser, Alliance Capital Management Holding L.P., Alliance Capital

Management Corporation, AXA Financial, Inc., AllianceBernstein Investment

Research & Management, Inc., certain current and former directors of the

AllianceBernstein Mutual Funds, and unnamed Doe defendants. The Aucoin

Complaint names certain of the AllianceBernstein mutual funds as nominal defendants. The Fund was not named as a defendant in the Aucoin Complaint.

The Aucoin Complaint was filed in the United States District Court for the

Southern District of New York by alleged shareholders of an AllianceBernstein mutual fund. The Aucoin Complaint alleges, among other things, (i) that certain of the defendants improperly authorized the payment of excessive commissions and other fees from fund assets to broker-dealers in exchange for preferential marketing services, (ii) that certain of the defendants misrepresented and omitted from registration statements and other reports material facts concerning such payments, and (iii) that certain defendants caused such conduct as control persons of other defendants. The Aucoin Complaint asserts claims for violation of Sections 34(b), 36(b) and 48(a) of the Investment Company Act, Sections

206 and 215 of the Advisers Act, breach of common law fiduciary duties, and aiding and abetting breaches of common law fiduciary duties. Plaintiffs seek an unspecified amount of compensatory damages and punitive damages, rescission of their contracts with the Adviser, including recovery of all fees paid to the

Adviser pursuant to such contracts, an accounting of all fund-related fees,

commissions and soft dollar payments, and restitution of all unlawfully or discriminatorily obtained fees and expenses.

Since June 22, 2004, nine additional lawsuits making factual allegations substantially similar to those in the Aucoin Complaint were filed against the Adviser and certain other defendants. All nine of the lawsuits (i) were brought as class actions filed in the United States District Court for the Southern District of New York, (ii) assert claims substantially identical to the Aucoin Complaint, and (iii) are brought on behalf of shareholders of the Funds.

On February 2, 2005, plaintiffs filed a consolidated amended class action complaint (“Aucoin Consolidated Amended Complaint”) that asserts claims substantially similar to the Aucoin Complaint and the nine additional lawsuits referenced above. On October 19, 2005, the District Court dismissed each of the claims set forth in the Aucoin Consolidated Amended Complaint, except for plaintiffs’ claim under Section 36(b) of the Investment Company Act. On January 11, 2006, the District Court granted defendants’ motion for reconsideration and dismissed the remaining Section 36(b) claim. On May 31, 2006 the District Court denied plaintiffs’ motion for leave to file an amended complaint. On July 5, 2006, plaintiffs filed a notice of appeal. On October 4, 2006 the appeal was withdrawn by stipulation, with plaintiffs reserving the right to reinstate it at a later date.

The Adviser believes that these matters are not likely to have a material adverse effect on the Fund or the Adviser’s ability to perform advisory services relating to the Fund.